CONSENT AND REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANT
We hereby consent to the use in this Registration Statement of our report dated March 10, 1997, relating to the financial statements of Jyra Research Inc., and Subsidiary and to the reference to our firm under the caption "Experts" in the Prospectus.

Faw, Casson & Co. LLP

Dover, Delaware
July 10, 1997